FOR IMMEDIATE RELEASE
CONTACTS:
 Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces FDA Approval of Vasovist (gadofosveset trisodium)
First Imaging Agent Approved for Magnetic Resonance Angiography (MRA) in the U.S.
LEXINGTON, Mass. — December 22, 2008 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, today announced that the U.S. Food and Drug Administration (FDA) has approved for marketing its novel blood pool magnetic resonance angiography (MRA) agent, Vasovist® (gadofosveset trisodium), to evaluate aortoiliac occlusive disease (AIOD) in adults with known or suspected peripheral vascular disease. AIOD occurs when iliac arteries become narrowed or blocked and may prevent the sufficient transport of oxygen and/or blood throughout the body.
Vasovist is the first contrast agent approved for marketing in the United States for use with MRA, a non-invasive modality for imaging blood vessels. In 2007, there were approximately 1.3 million MRA procedures performed in the United States using contrast agents not specifically approved for this procedure. MRA is a less invasive procedure than x-ray angiography, allowing for reduced patient discomfort and recuperation time and unlike x-ray angiography, MRA does not expose patients to ionizing radiation. Vasovist had previously been approved for marketing in 34 countries outside the United States based on data from four multi-center, Phase 3 clinical trials that showed that Vasovist’s overall accuracy was similar to that of catheter-based x-ray angiography, as determined by blinded readings.
“Vasovist is a first-in-class contrast agent with several unique characteristics that we believe will allow it to become a market leader in the United States,” said Elkan Gamzu, Ph.D., interim chief executive officer of EPIX. “It offers good resolution angiography, a high signal per dose, a long imaging window timeframe and single-dose imaging of multiple vessel beds. We believe the resulting high-quality image will allow physicians to fully utilize MRA as a meaningful diagnostic and therapeutic tool. In addition, the albumin-binding properties of Vasovist make it ideal for vascular imaging as opposed to other gadolinium agents that are rapidly cleared from the blood stream and have a narrow imaging window. There are no other imaging agents approved for MRA in the United States and we believe Vasovist will be well-received by the physician community as a valuable, safe tool for MRA. Our strategy remains to monetize this asset and we believe these characteristics and market dynamics make Vasovist an appealing opportunity for a company interested in building or augmenting its competitive position in the imaging market.”
The approval was based on the positive results from a blinded, independent re-read of images of Vasovist from previous Phase 3 studies. The re-read, which was conducted earlier this year, met all pre-specified endpoints prospectively agreed to with the FDA. In the re-read Vasovist was demonstrated to have:
•	statistically greater sensitivity – readers of images using Vasovist more accurately detected disease when disease was present, compared with non-contrast MRA;

•	statistically greater specificity – readers of images using Vasovist more accurately excluded disease if it wasn’t present at a rate that was not worse than non-contrast MRA;

•	for scans deemed uninterpretable, Vasovist was demonstrated to have sensitivity and specificity that was significantly better than chance alone.
About Vasovist
Vasovist is an injectable intravascular contrast agent designed to provide improved imaging of the vascular system through magnetic resonance angiography imaging (MRA). Vasovist has been approved for marketing in the United States and in 34 countries outside the United States, including all 27 member states of the European Union, Switzerland, Turkey, Australia and Canada. Global marketing rights to Vasovist are held by Bayer Schering Pharma until March 1, 2009 at which time they transfer to EPIX. Vasovist is currently marketed in Canada and 18 European countries, including Germany, the Netherlands, Italy, all Nordic countries, the United Kingdom and Switzerland.
About AIOD and Peripheral Vascular Disease
Aortoiliac occlusive disease (AIOD) occurs when iliac arteries become narrowed or blocked. Arteries are normally smooth and unobstructed on the inside, but with age, plaque can build up in the walls of arteries and cause them to narrow and stiffen. Those affected with AIOD may not receive the blood and oxygen they need throughout their legs, causing pain, sores or gangrene, which can result in the loss of a limb. Peripheral vascular disease refers to diseases of blood vessels outside the heart and brain and includes functional peripheral vascular disease, which doesn’t have an organic cause or involve defects in blood vessels’ structure and organic peripheral vascular disease, which is caused by structural changes in blood vessels.
About MRA
Magnetic resonance angiography uses a powerful magnetic field, radio waves and a computer to produce detailed images of major blood vessels throughout the body. MRA may be performed with or without contrast material and is used in many diagnostic medical procedures including the identification of disease, aneurysms, and atherosclerosis; it is also used to guide surgeons making repairs to diseased blood vessels and plans for surgical operations.

About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning the commercial success of Vasovist, our ability to successfully monetize Vasovist and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that Vasovist may not be successfully marketed or manufactured; failure to obtain the financial resources to commercialize or monetize Vasovist; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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